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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


        This Employment Agreement ("Agreement") is made and entered into, at Irvine, California, as of the 3rd day of May, 2000, by and between AUTOBYTEL.COM INC., a corporation duly organized under the laws of the State of Delaware (the "Company"), with offices at 18872 MacArthur Boulevard. Second Floor, Irvine, California, 92612-1400, and DENNIS BENNER (hereinafter referred to as the "Executive"), who resides at 29906 Avenida Magnifica, Rancho Palos Verdes, California 90274.

                                    RECITALS

        WHEREAS: The Company desires to employ the Executive as Executive Vice President, Corporate Development.

        WHEREAS: The Executive desires to be so employed by the Company, subject to the following terms and conditions.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

                                    ARTICLE 1

                               TERM OF EMPLOYMENT

        The Company hereby employs the Executive as Executive Vice President, Corporate Development of the Company and the Executive hereby accepts such employment by the Company for a period of three (3) years (the "Term") commencing from May 3, 2000 (the "Commencement Date") and expiring on the third anniversary of the Commencement Date (the "Termination Date"), which Term shall automatically renew for one year periods unless either party notifies the other of its election not to renew at least 30 days prior to the Termination Date or any applicable anniversary thereof. Notwithstanding the above, in the event of a Change of Control of the Company prior to March 31, 2001 and while the Executive remains employed by the Company, the Term shall automatically extend for a period of three (3) years commencing from the date of the Change of Control, and in the event of a Change in Control between March 31, 2001 and the Termination Date, the Term shall automatically extend for a period of tw (2) years commencing from the date of the Change of Control. For purposes of this Agreement "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any initial or secondary public offering) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any person (a "Person") or group of persons acting together (a "Group") (other than any of the Company's wholly-owned subsidiaries, any Company employee pension or benefits plan, or any person or entity owning at least five (5) percent of the common stock of the Company as of March 31, 1999), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger or consolidation, but not including any initial or secondary public offering) the result of which is that any Person or Group (other than any of the Company's wholly-owned subsidiaries, any Company employee pension or benefits plan, or any person or entity owning at least five (5) percent of the common stock of the Company as of March 31, 1999), becomes the beneficial owners of more than 40 percent of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or
(iv) the first day on which a majority of the members of the board of directors of the Company (the "Board") are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election.


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                                    ARTICLE 2

                             DUTIES AND OBLIGATIONS

        2.1 During the Term of this Agreement, the Executive shall: (i) devote his full business time, attention and energies to the business of the Company;
(ii) shall use his best efforts to promote the interests of the Company; (iii) shall perform all functions and services as the Executive Vice President, Corporate Development of the Company; (iv) shall act in accordance with the policies and directives of the Company; and (v) shall report directly to the Chief Executive Officer and President of the Company.

        2.2 The Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other person or organization, including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Chief Executive Officer. In addition, the Executive's reasonable assistance to Fluor Corporation in connection with the Executive's transition from employment with Fluor Corporation to the Company shall not be deemed a breach of this Agreement, provided that those activities do not materially interfere with the services required under this Agreement and shall not extend beyond the first two (2) months of the Executive's employment with the Company, and shall not require the prior written consent of the Chief Executive Officer Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Executive from making passive personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder. In addition to the foregoing, notwithstanding anything contained herein to the contrary, this Agreement shall not be construed to prohibit the Executive from serving as a director or board member of any other corporation, company, or other business entity;provided, however, that the Executive shall in no event serve as a director or board member of any competitor of the Company. The Executive shall notify the Chief Executive Officer of any entity of which he is a director or board member.


                                    ARTICLE 3

                                  COMPENSATION

        3.1 As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a base salary equal to at least Two Hundred Twenty Five Thousand Dollars ($225,000.00) per year during the Term of this Agreement, which rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board and Chief Executive Officer in such amounts as the Board deems appropriate. The base salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

        3.2 The Company shall provide the Executive with the opportunity to earn an annual bonus for each fiscal year of the Company, occurring in whole or in part during the Term. The annual bonus payable to the Executive shall be in such amount and based on such criteria for the award as may be established by the Board from time to time; provided, however, that such annual bonus shall not be less than One Hundred Thousand Dollars ($100,000). Any bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.4.


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        3.3 The Company shall have the right to deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

        3.4 The Company may provide for shareholder approval of any performance based compensation provided herein and may provide for the compensation committee to establish any applicable performance goals and determine whether such performance goals have been met.

        3.5 The Executive shall receive a sign-on bonus in the amount of Fifty Thousand Dollars ($50,000).

        3.6 The Company shall reimburse the Executive for the costs incurred for accommodations at the Irvine Airport Hilton up to a maximum of fifteen (15) days per month during the Term.

        3.7 Stock Options. The Executive shall be granted stock options under the Company's 2000 Stock Option Plan ( the "2000 Options") to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock at an exercise price equal to the closing price per share on the Commencement Date, the exercise of which shall be subject to stockholder approval of the 2000 Stock Option Plan.

                        a. Vesting. The 2000 Options shall vest based on the
                continued employment of the Executive as follows: fifty percent (50%) on the first anniversary of the Commencement Date and fifty percent (50%) on the second anniversary of the Commencement Date. The Company and the Executive agree that the terms and conditions set forth on Schedule A hereto are hereby deemed incorporated by reference in and made a part of any stock option agreements between the Company and the Executive and shall govern any stock options to purchase shares of the Company's common stock held by the Executive (the "Options") other than the Performance Options (as defined below) which shall be governed by Schedule B hereto.

        3.8 Performance Options. As further consideration for the services rendered by the Executive during the Term, the Executive also shall be granted options to purchase two hundred fifty thousand (250,000) shares of the Company's common stock (the "Performance Options") under the Company's 2000 Stock Option Plan, the exercise of which shall be subject to stockholder approval of the 2000 Stock Option Plan. The Performance Options shall vest in five (5) equal installments of fifty thousand (50,000) as specified below. The Performance Options shall have a ten (10) year term (the "Performance Option Term") of exercise and, except as otherwise provided herein shall remain exercisable following vesting for the full term. The exercise price of an option granted as a Performance Option shall be equal to the closing price per share on the Commencement Date. The Company and the Executive agree that the terms and conditions set forth on Schedule B hereto are hereby deemed incorporated by reference and shall govern the Performance Options.

                        a. Vesting. The Performance Options shall vest on the
                fifth (5th) anniversary of the Commencement Date, subject to the continued employment of the Executive (without regard to stock price performance); provided however that based on the continued employment of the Executive, the vesting of the Performance Options shall accelerate as follows:

                (i) the first installment will vest immediately and fully upon the first eight (8) month anniversary of the Commencement Date, or any seven month anniversary of such date thereafter, if the average trading price (as determined by averaging either the closing price or bid-ask midpoint) of the Company's common stock for the ten trading days (the "Average Trading Price") preceding any such anniversary date exceeds Eleven Dollars ($11.00);



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                (ii) the second installment will vest immediately and fully upon the fifteen month (15) anniversary of the Commencement Date, or any seven month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds Sixteen Dollars ($16.00);

                (iii) the third installment will vest immediately and fully upon the twenty two (22) month anniversary of the Commencement Date, or any seven month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds Twenty One Dollars ($21.00);

                (iv) the fourth installment will vest immediately and fully upon the twenty nine (29) month anniversary of the Commencement Date, or any seven month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds Twenty six Dollars ($26.00); and

                (v) the fifth installment will vest immediately and fully upon the thirty six (36) month anniversary of the Commencement Date, or any seven month anniversary of such date thereafter, if the Average Trading Price preceding any such anniversary date exceeds Thirty One Dollars ($31.00).




                                    ARTICLE 4

                                EMPLOYEE BENEFITS

        4.1 The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded to the employees of the Company, at the Company's sole expense (except to the extent employee contribution may be required under the Company's benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits afforded to the Executive on the date hereof and the other employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved by the Board on terms and conditions at least as favorable as provided to the Executive on the date hereof and other employee's of the Company as of the date hereof or from time to time.

        4.2 The Executive shall be entitled to three (3) weeks of paid vacation for each year of his employment hereunder (including three weeks for 2000), which, to the extent unused in any given year, may be carried over in accordance with the policies of the Company then in effect. Notwithstanding anything to the contrary, however, the Executive shall not be entitled to carry over any unused vacation for a period exceeding two (2) years.

                                    ARTICLE 5

                                BUSINESS EXPENSES

        5.1 The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, the Company shall not pay



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or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Chief Executive Officer.

        5.3 As a condition to reimbursement under this Article 5, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

                                    ARTICLE 6

                            TERMINATION OF EMPLOYMENT

        6.1 TERMINATION FOR CAUSE. The Company may, during the Term, without notice to the Executive, terminate this Agreement and discharge the Executive for Cause, whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4, and 5, prorated to the date of termination. As used herein, the term "for Cause" shall refer to the termination of the Executive's employment as a result of any one or more of the following: (i) any arrest of the Executive involving a crime of dishonesty or moral turpitude, or any conviction of the Executive for any crime or felony; (ii) any misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the dishonesty of the Executive; or (iv) failure to consistently discharge his duties under this Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure. For purposes of this Section 6.1, no act or failure to act, on the part of the Executive, shall be considered "willful" if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than item (i) above) within fifteen (15) days of the Executive's receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting "Cause".

        6.2 TERMINATION WITHOUT CAUSE. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right, at any time in its sole and subjective discretion, to terminate this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term "termination without Cause" shall mean the termination of the Executive's employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive's decision to terminate this Agreement by reason of any act, decision or omission by the Company that:
(A) materially modifies, reduces, changes, or restricts the Executive's salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive's authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive's position as, Executive Vice President, Corporate Development of the Company as described in Section 2.1 hereof; (B) relocates the Executive without his consent from the offices located at 29906 Avenida Magnifica, Rancho Palos Verdes, California 90274 to any other location in excess of fifty (50) miles beyond the geographic limits of Rancho Palos Verdes, California; (C) deprives the Executive of his titles and positions of Executive Vice President, Corporate Development of the Company; or (D) involves or results in any failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a "Good Reason"). In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, the Company shall, within thirty (30) days of notice of termination to or from the Executive (as the case may be), pay to the Executive in a single lump-sum payment the base salary that would have been received by the Executive if he had remained employed by the Company for the remaining balance of the Term but in no event less than twelve (12) months; provided, however, that for



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purposes of calculating the payment pursuant to this sentence, the Executive's base salary per year shall be the highest rate in effect during the Term. The Company also shall (i) continue to provide to the Executive and his beneficiaries, at its sole cost, the insurance coverages referred to in Section
4.1 above, and (ii) pay to the Executive in a single lump-sum payment the aggregate cost of the benefits (other than insurance coverages) under Section
4.1 hereof, in each case to the extent he would have received such insurance coverages and benefits had he remained employed by the Company for the remaining balance of the Term but in no event less than twelve (12) months.

        6.3 TERMINATION FOR DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties.

        For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

        6.4 TERMINATION WITHOUT GOOD REASON. Anything in this Agreement to the contrary notwithstanding, the Executive shall have the right, at any time in his sole and subjective discretion, to terminate this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company. In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4, and 5, prorated to the date of termination.

        6.5 TERMINATION PRIOR TO OR FOLLOWING A CHANGE OF CONTROL. Notwithstanding the foregoing, in the event the employment of the Executive is terminated during the twelve (12) months following a Change of Control either:
(i) by the Executive for Good Reason; or (ii) by the Company other than for Cause, Disability or death, then the provisions of Section 6.2 hereof shall not apply, and the Company shall, within thirty (30) days of notice of termination to the Executive, pay to the Executive in a single lump-sum payment the greater of: (i) the base salary that would have been received by the Executive if he had remained employed by the Company for the remainder of the Term, or (ii) an amount equal to one (1) year of base salary plus an amount equal to the highest annual bonus paid by the Company to the Executive during the Term prior to termination. In addition, the Company shall continue to provide to the Executive and his beneficiaries, at its sole cost, the insurance coverages referred to in
Section 4.1 above for one (1) year. For purposes of this Section 6.5, "Term" shall be the period of time of this Agreement as defined by Article 1 hereof, which includes any extension thereof by reason of a Change of Control prior to March 31, 2001.

        6.6 Upon the Executive's termination under this Article 6, the Company's obligations with respect to any stock option to purchase shares of the Company's common stock granted to the Executive shall be determined by the terms and conditions of such option as set forth in the Executive's written option agreement regarding such option, including the terms and conditions set forth on Schedules A or B hereto, as applicable, the terms and conditions of which Schedules A or B, as applicable, shall govern such stock option, it being understood that Schedule B only applies to the Performance Options.



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                                    ARTICLE 7

                             PARACHUTE TAX INDEMNITY

        7.1 GROSS-UP PAYMENT.

                (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
        Article 7) (a "Payment") would be subject to the excise tax imposed by
        Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, provided, however, that in no event will the amount of the Gross-Up Payment payable pursuant to this Article 7 exceed Two Hundred Fifty Thousand Dollars ($250,000).

                (b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by independent tax counsel (the "Tax Counsel") based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by an independent nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Tax Counsel and Accounting Firm shall initially be appointed by the Company after consultation in good faith with the Executive and subject to the approval of the Executive (which approval shall not be unreasonably withheld), provided, however, that if the potential amount of the Gross-Up Payment (but for the limit in Section 7.1(a) above) could exceed Two Hundred Fifty Thousand Dollars ($250,000), the Executive shall have the opportunity to appoint a new Tax Counsel and Accounting Firm after consultation in good faith with the Company. If the Tax Counsel and Accounting Firm selected by the Company determine that the amount of the Gross-Up Payment is less than Two Hundred Fifty Thousand Dollars ($250,000), but Executive provides an opinion of a second independent Tax Counsel that the Gross-Up Payment (but for the limit in Section 7.1(a) above) could be greater than Two Hundred Fifty Thousand Dollars ($250,000) then Executive shall be entitled to appoint the Tax Counsel and the Accounting Firm after consultation in good faith with the Company and subject to the approval of the Company (which approval shall not be unreasonably withheld). All fees and expenses of any Tax Counsels and Accounting Firms referred to above shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within ten (10) days of the receipt of the Accounting Firm's determination. Any determinations by the Tax Counsel and Accounting Firm shall be binding upon the Company and the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability, subject to the overall Two Hundred Fifty Thousand Dollars ($250,000) limit set forth in
        Section 7.1(a) above.


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                (c) For purposes of any determinations made by any Tax Counsel and Accounting Firm acting under Section 7.1(b) above:

                        (i) All Payments and Gross-Up Payments with respect to
                Executive shall be deemed to be "parachute Payments" under
                Section 280G(b)(2) of the Code and to be "excess parachute payments" under Section 280G(b)(1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that such Tax Counsel determines in writing in good faith that a Payment in whole or in part does not constitute a "parachute payment" or otherwise is not subject to Excise Tax;

                        (ii) The value of any non-cash benefits or deferred or
                delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

                        (iii)Executive shall be deemed to pay federal, state and
                local income taxes at the actual marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question.

        7.2 CLAIMS AND PROCEEDINGS. The Executive shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later then twenty (20) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with Executive and subject to approval by Executive (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 7.1; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Article 7, if the Gross-Up Payment payable hereunder (determined on the basis of the amount being contested), together with any previous Gross-Up Payment made by the Company to the Executive hereunder (collectively the "Aggregate Gross-Up Payment"), would not exceed Two Hundred Fifty Thousand Dollars ($250,000) (determined without regard to the Two Hundred Fifty Thousand Dollars ($250,000) limit in Section 7.1(a)), the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Excise Tax claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such Excise Tax claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such


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advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability. Notwithstanding anything to the contrary herein, the Executive shall control the settlement or contest, as the case may be, of all non-Excise Tax issues and of any Excise Tax issues with respect to which the Aggregate Gross-Up Payment payable hereunder (but for the limit in Section 7.1(a) above) would exceed Two Hundred Fifty Thousand Dollars ($250,000). The Executive shall be entitled to settle or contest, as the case may be, any non-Excise Tax issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on an Excise Tax contest being pursued by and under the control of the Company.

        7.3 REFUNDS. If, after the Executive's receipt of an amount advanced by the Company pursuant to this Article 7 for payment of Excise Taxes, the Executive files an Excise Tax refund claim and receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Article 7) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable thereto) of the refund (if any is applied for and received) of any income tax paid by Executive with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying Executive with respect to any such Excise Tax later so refunded. In the event Executive files for a refund of the Excise Tax and such request would, if successful, require Executive to refund any amount to the Company pursuant to this provision, then Executive shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on Executive (which determination shall be made by independent tax counsel selected by Executive after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). Notwithstanding the above, Executive shall have no obligation to pay any portion of any such tax refund(s) to the Company if and to the extent that the Excise Tax to which such refund relates was not eligible for a Gross-Up Payment by reason of the Two Hundred Fifty Thousand Dollars ($250,000) limit in Section 7.1(a) above. For this purpose, if the total Excise Tax paid with respect to Executive exceeds the maximum amount eligible for Gross-Up Payment coverage by reason of the Two Hundred Fifty Thousand Dollars ($250,000) limit in Section 7.1 (a) above, any subsequent Excise Tax refunds shall first be applied against the portion of any Excise Tax payments that are not covered by the Gross-Up Payments provided under this Article 7. If, after the Executive's receipt of an amount advanced by the Company pursuant to this Article 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

                                    ARTICLE 8

                       NO MITIGATION OR OFFSET; INSURANCE

        8.1 NO MITIGATION OR OFFSET. The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Article 6 hereof, and no severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

        8.2 INDEMNIFICATION; INSURANCE.

               (a) If the Executive is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, or appeal therefrom, whether civil, criminal, administrative, investigative or otherwise, because he is or was an officer of the Company, or at the express request of the Company is or was serving, for purposes reasonably understood by him to be for the Company, as a director, officer, partner, employee, agent or trustee (or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust or other entity), the Company shall indemnify the Executive against any reasonable expenses (including attorneys' fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal therefrom to the extent such expenses, judgments, fines and amounts paid in settlement were not advanced by the Company on his behalf pursuant to subsection (b) below, to the fullest extent permitted under Delaware law. The Company shall provide Executive with D&O insurance coverage at least as favorable to Executive as what the Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time.

               (b) Provided that the Executive shall first have agreed to in writing to repay such amounts advanced if it is determined by an arbitrator or court of competent jurisdiction that the Executive was not entitled to indemnification, upon the written request of the Executive specifying the amount of a requested advance and the intended use thereof, the Company shall indemnify Executive for his expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under Delaware law.

                                    ARTICLE 9

                              RESTRICTIVE COVENANTS

        9.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of this Agreement, the Executive agrees that, without the Company's prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning: (i) the business operations or internal structure of the Company; (ii) the customers of the Company; (iii) the financial condition of the Company; and (iv) other confidential information pertaining to the Company, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventor lists, or the existence or nature of any of the Company's agreements (other than this Agreement and any other option or compensation related agreements involving the Executive); provided, however, that the Executive shall be entitled to disclose such information: (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Executive); (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company; or (iv) as may be required by law or judicial process.

        9.2 COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that during the Term and for a period of one (1) year from the date of termination of the Executive, the Executive will not, directly or indirectly, without the express written consent of the Board:

                (i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those automotive markets and/or automotive products lines in which the Company competes within the United States at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged ("Competitive Businesses"); provided, however; that the Executive may own without the express written consent of the Company not more than two (2) percent of the issued an outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market;

                (ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

                (iii) solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with the Executive or an affiliate of the Executive.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        9.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections
9.1 and 9.2 hereof, and that the Company's remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 9 shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in this Article 9 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expresses or implied in fact or law.

                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1 This Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company with respect to the Term and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. No modification waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

        10.2 No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

        10.3 The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

        10.4 Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing by overnight mail or Federal Express within forty-eight
(48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.


         If to the Company:           autobytel.com inc.
                                      18872 MacArthur Boulevard
                                      Irvine, California 92612-1400
                                      Facsimile:  (949) 862-1323
                                      Attn: General Counsel

         If to the Executive:         Dennis Benner
                                      29906 Avenida Magnifica,
                                      Rancho Palos Verde, California 90274.

        10.5 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

        10.6 This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof, except that the indemnification provisions of Section
8.2 shall be governed by Delaware law without regard to conflict of laws principles.

        10.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

        10.8 The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

        10.9 As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

        10.10 Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, provided, however, the Company shall pay and be solely responsible for any attorneys' fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company if the Executive prevails in the contest in whole or in part.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                              AUTOBYTEL.COM INC.



                                              By: /s/ MARK W. LORIMER
                                                 --------------------------
                                                 Mark W. Lorimer
                                                 Chief Executive Officer and
                                                 President


                                                  /s/ DENNIS W. BENNER
                                                 -------------------------------
                                                 Dennis W. Benner

                                   SCHEDULE A

        (a) Payment Upon Exercise. Payment for the shares subject to any Option may be tendered in cash or by certified, bank cashier's or teller's check or by shares of the Company's common stock (valued at fair market value (as determined by the Company) as of the date of tender) already owned by the Executive, or some combination of the foregoing or through cashless exercise or such other form of consideration which has been approved by the Board, including a promissory note given by the Executive.

        (b) Termination for Cause. As of the date of the Executive's termination for Cause (as defined below), any unvested or unexercised portion of any Option shall terminate immediately and shall be of no further force or effect. As used herein, the term "for Cause" shall refer to the termination of the Executive's employment as a result of any one or more of the following: (i) any arrest of the Executive involving a crime of dishonesty or moral turpitude, or any conviction of the Executive for any crime or felony; (ii) any misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the dishonesty of the Executive; or (iv) failure to consistently discharge his duties under this Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure. For purposes hereof, no act or failure to act, on the part of the Executive, shall be considered "willful" if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than item (i) above) within fifteen (15) days of the Executive's receipt of notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting "Cause".

        (c) Termination Without Cause or for Good Reason. As of the date of the Executive's termination by the Company without Cause or by the Executive for Good Reason (as defined below), any unvested portion of any Option which would otherwise have vested during the Term but for the termination shall become immediately and fully vested and all Options, including any previously vested but unexercised portions of any Options, shall be exercisable from such termination of employment until the date that is two (2) years following the termination date. The term "termination without Cause" shall mean the termination of the Executive's employment for any reason other than those expressly set forth in the definition "for Cause" above, or no reason at all, and shall also mean the Executive's decision to terminate his employment with the Company by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive's salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive's authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive's position as, Executive Vice President, Corporate Development of the Company; (B) relocates the Executive without his consent from the offices located at 29906 Avenida Magnifica, Rancho Palos Verdes, California 90274 to any other location in excess of fifty (50) miles beyond the geographic limits of Rancho Palos Verdes, California; (C) deprives the Executive of his titles and positions of Executive Vice President, Corporate Development of the Company; or (D) involves or results in any failure by the Company to comply with any provision of the Employment Agreement or any Option, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a "Good Reason").

        (d) Termination due to Death or Disability. As of the date of the Executive's termination due to death or Disability (as defined below), any unvested portion of any Option shall become immediately and fully vested and all Options, including any previously vested but unexercised portion of any Options, shall be exercisable from the date of such termination of employment until the fifth anniversary of the applicable grant date or, if earlier, the date that is two (2) years following the termination date. If the Company determines in good faith that the Disability of the Executive has occurred, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive's employment with the

Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes hereof, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

        (e) Termination Without Good Reason. As of the date of any voluntary termination of employment with the Company by the Executive other than due to death or Disability, and other than for Good Reason, any unvested portion of any Option shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of the termination date.

        (f) Termination Prior to or Following a Change of Control. In the event of a Change of Control (as defined below) while the Executive is employed by the Company, or the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to a Change of Control, any unvested installment of any Option shall immediately vest and become exercisable from the date of such Change of Control, or if earlier the date of termination, until the date that is two (2) years following: (i) the Change of Control date, or (ii) if earlier the date of termination. For purposes hereof, "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any initial or secondary public offering) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any person (a "Person") or group of persons acting together (a "Group") (other than any of the Company's wholly-owned subsidiaries, any Company employee pension or benefits plan, or any person or entity owning at least five (5) percent of the common stock of the Company as of March 31, 1999), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger or consolidation, but not including any initial or secondary public offering) the result of which is that any Person or Group (other than any of the Company's wholly-owned subsidiaries, any Company employee pension or benefits plan, or any person or entity owning at least five (5) percent of the common stock of the Company as of March 31, 1999), becomes the beneficial owners of more than 40 percent of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or
(iv) the first day on which a majority of the members of the Board are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election.

                                   SCHEDULE B


        (a) Payment Upon Exercise. Payment for the shares subject to any Performance Option may be tendered in cash or by certified, bank cashier's or teller's check or by shares of the Company's common stock (valued at fair market value (as determined by the Company) as of the date of tender) already owned by the Executive, or some combination of the foregoing or such other form of consideration which has been approved by the Board, including any approved cashless exercise mechanism or a promissory note given by the Executive.

        (c) Termination for Cause. As of the date of the Executive's termination for Cause under Section 6.1 of this Agreement, any unvested or unexercised portion of the Performance Options shall terminate immediately and shall be of no further force or effect.

        (d) Termination Without Cause or for Good Reason. As of the date of the Executive's termination by the Company without Cause or by the Executive for Good Reason under Section 6.2 of this Agreement, any unvested portion of the Performance Options shall become immediately and fully vested and exercisable to the extent the stock price targets in Section 3.8(a)(i)-(v) of this Agreement are met on the termination date or as of the immediately preceding eight (8) month anniversary of the date of grant, or as of the eight (8) month anniversary of the grant date immediately following such termination. Any shares subject to the Performance Options that become vested and exercisable in accordance with the foregoing and any previously vested but unexercised Performance Options shall remain exercisable from the date of such termination of employment until the date that is one (1) year following the termination date.

        (e) Due to Death or Disability. As of the termination date due to death or Disability of the Executive under Section 6.3 of this Agreement, any unvested portion of the Performance Options shall become vested and exercisable to the extent the stock price targets in Section 3.8(a)(i)-(v) of this Agreement are met on the termination date or as of the immediately preceding eight (8) month anniversary of the date of grant, or as of the eight (8) month anniversary of the grant date immediately following such termination. Any shares subject to the Performance Options that become vested and exercisable in accordance with the foregoing and any previously vested but unexercised Performance Options shall remain exercisable from the date of such termination of employment until the date that is one (1) year following the termination date.

        (f) Termination Without Good Reason. As of the date of any voluntary termination of employment with the Company by the Executive other than due to death or Disability and other than for Good Reason, as of the date of such termination by the Executive any unvested portion of the Performance Options shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised Performance Options shall remain exercisable from the date of such termination of employment until the date that is one (1) year following the termination date.

        (g) Change of Control. In the event of a Change of Control while the Executive is employed by the Company, or the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to a Change of Control, any otherwise unvested installment of the Performance Options shall immediately vest and become exercisable to the extent the installment meets the applicable stock price targets in Section 3.8(a)(i)-(v) of this Agreement based on the Average Trading Price at the time of or within six (6) months of the Change of Control but without regard to any anniversary of the installment's grant date. Any shares subject to the Performance Options that become vested and exercisable in accordance with the foregoing and any previously vested but unexercised Performance Options shall be at the Executive's option either cashed out based on a value per share determined in accordance with this clause (g) or remain exercisable from the date of such Change of Control until the date that is one
(1) year following the Change of Control date.